EXHIBIT 99.1

Hooker Furniture Reports Double-Digit Profit Gain and Higher Sales for Fiscal 2012

MARTINSVILLE, Va., April 10, 2012 (GLOBE NEWSWIRE) -- Hooker Furniture (Nasdaq:HOFT) today reported net sales of $222.5 million and a net income of $5.1 million, or $0.47 per share, for its fifty-two week fiscal year ended January 29, 2012. Annual net sales increased by $7.1 million, or 3.3%, and net income increased 56.1% compared to last year. Earnings per share were $0.47 compared to $0.30 for the prior year.

"All things considered, we had a very good year," said Paul B. Toms Jr., chairman and chief executive officer. "Progress in many areas of our operations this year enabled us to grow profits over 50% on a 3.3% sales increase. As the year moved forward, we reduced excess inventory, improved our cash flow and cut operating losses in our upholstery division substantially."

The Company's casegoods and upholstery divisions each achieved sales increases of slightly over 3% for the year. Within the upholstery division, Bradington-Young's imported leather sales were up nearly 9.4% and Sam Moore's domestically produced custom upholstery line increased shipments by almost 13.6%. Shipments of Bradington-Young's domestically produced line decreased approximately 7% year over year.

For the fiscal 2012 fourth quarter, net sales decreased $606,000, or (1.1)%, to $54.4 million, compared to net sales of $55.0 million during the same period a year ago. Toms attributed the slight sales dip to soft demand at retail and to sourcing transitions that delayed shipments of recent introductions. "As we work through some vendor shifts from China to Vietnam and Indonesia, initial shipments of several well-placed new collections were delayed a few months, which impacted the fourth quarter," he said.

Also in the fourth quarter, the Company reported net income of $628,000, or $0.06 per share, as compared to a net loss of $182,000, or ($0.02) per share in the fiscal 2011 fourth quarter. Fiscal 2012 fourth quarter net income was negatively impacted by a $1.8 million pretax ($1.1 million after tax, or $0.10 per share) intangible asset impairment charge to write down the value of the Company's Bradington-Young trade name. "We wrote down the carrying value of the Bradington-Young trade name because of operating losses in the division over the last few years and due to near-to-medium term profitability pressures," said Michael W. Delgatti Jr., president of Hooker Upholstery. "However, we believe we've taken the proper steps to right-size capacity and reduce cost structure, and we made a lot of progress as we moved through this year. Bradington-Young is important to our future and we expect it to become a contributor to Hooker Furniture's profitability in fiscal 2013."

For the 2012 fiscal year, gross profit increased $2.0 million to $48.9 million, compared to $46.9 million in the same period a year ago. As a percent of sales, gross profit margin increased slightly to 22.0% of net sales as compared to 21.8% of net sales in the comparable prior year quarter. Improved margins at the Company's upholstery division were primarily a result of cost reduction efforts and higher fabric upholstery selling prices, partially offset by increased raw material costs and a casualty loss expense of $181,000 related to a sprinkler malfunction at one of the Company's warehouses during the 2012 fiscal year. The Company's casegoods business reported an approximate 1% reduction in gross margins as a percentage of net sales as a result of heavy discounting implemented to reduce excess inventory, partially offset by lower freight costs on imported products in the second half of the fiscal year.

For the fiscal 2012 fourth quarter, gross profit increased in both absolute terms and as a percentage of net sales to $12.9 million, or 23.8% of net sales, as compared to $10.9 million, or 19.8% of net sales, in the prior year period. The increases in gross profit and gross margin were due principally to lower freight costs on imported furniture and higher upholstery average selling prices in the quarter due to product price adjustments.

Selling and administrative expenses decreased by $647,000 to $40.4 million, or 18.1% of net sales, during the 2012 fiscal year from $41.0 million, or 19% of net sales, for the 2011 fiscal year. The decreases were primarily due to lower salary costs, lower bad debt expense, lower depreciation expense and lower advertising and sample expense. These decreases were partially offset by increased sales and design commissions, due to higher sales, a charge to write down leasehold improvements related to the relocation, consolidation and renovation of our High Point, NC showroom and a charge to write-off a note receivable.

For the fiscal 2012 fourth quarter, selling and administrative expenses increased $427,000 to $10.4 million, or 19.1% of net sales, compared to $10.0 million or 18.1% of net sales in the 2011 fourth quarter. The unfavorable fourth quarter comparison for selling and administrative expenses is primarily due to higher compensation expense in the fiscal 2012 fourth quarter, due to increased bonus accruals in the fiscal 2012 fourth quarter, favorable adjustments in our long-term incentive compensation accrual in the prior year fiscal quarter and a charge to write-off a note receivable.

Operating income increased in the 2012 fiscal year, due to the favorable factors noted previously. For fiscal 2012, the Company reported operating income of $6.7 million, or 3.0% of net sales, an increase of $2.6 million from $4.1 million, or 1.9% of net sales, in fiscal 2011.

The Company reported operating income of $726,000, or 1.3% of net sales in the fiscal 2012 fourth quarter as compared to an operating loss of $879,000, or (1.6)% of net sales in the comparable prior year period. Excluding the effects of intangible asset impairment and restructuring charges from each respective period, operating income increased $1.6 million in the 2012 fiscal fourth quarter to $2.5 million, or 4.7% of net sales, as compared to 1.7% of net sales in the comparable period a year ago. Operating income in the fiscal 2012 third quarter was $2.7 million or 5.0% of net sales. There were no intangible asset impairment and restructuring charges recorded in the fiscal 2012 third quarter.

For the 2012 fiscal year, operating income increased to 3.8% of net sales as compared to 2.8% of net sales in the comparable prior year period, excluding asset impairment and restructuring charges. The following table reconciles operating income as a percentage of net sales ("operating margin") to operating margin excluding these items ("restructuring and impairment charges") as a percentage of net sales for each period:

	Thirteen		Thirteen		Fifty-Two		Fifty-Two
	Weeks Ended		Weeks Ended		Weeks Ended		Weeks Ended
	January 29, 2012		January 30, 2011		January 29, 2012		January 30, 2011
		% Net		% Net		% Net		% Net
	$	Sales	$	Sales	$	Sales	$	Sales

Operating income, including restructuring and asset impairment charges	$ 726	1.3%	$ (879)	-1.6%	$ 6,673	3.0%	$ 4,061	1.9%
Intangible asset impairment charges	1,815	3.3%	396	0.7%	1,815	0.8%	396	0.2%
Restructuring charges	--	--	1,403	2.6%	--	--	1,403	0.7%
Operating income, excluding restructuring and asset impairment charges	$ 2,541	4.7%	$ 920	1.7%	$ 8,488	3.8%	5,860	2.8%

Operating income and margin excluding the impact of restructuring and impairment charges are "non-GAAP" financial measures. We provide this information because we believe it is useful to investors in evaluating our ongoing operations. These Non-GAAP financial measures are intended to provide insight into our operating profit and margin and should be evaluated in the context in which they are presented. These measures are not intended to reflect our overall financial results.

Cash, Inventory and Debt Levels

Cash and cash equivalents stood at $40.4 million at January 29, 2012, an increase of $23.7 million from $16.6 million at January 30, 2011. The increase in cash and cash equivalents was principally due to a $23.3 million decline in inventories to $34.1 million at January 29, 2012 compared to $57.4 million at January 30, 2011, resulting from efforts to reduce excess inventory. "We were able to generate significant cash flow this year as we turned inventories into cash and reduced operating losses in the upholstery division," Toms said. " The composition of our inventory is now much cleaner and more focused on active and best-selling product. However, we're now a bit below our targets and need to build inventory in order to maintain customer service levels and grow sales."

The Company had no long-term debt at January 29, 2012 and had $13.1 million available on its $15.0 million revolving credit facility, net of $1.9 million reserved for standby letters of credit.

Business Outlook

"We expect the sourcing transition from some of our vendors in China to vendors in Vietnam and Indonesia will continue to result in somewhat longer lead times and shipping delays, which will likely impact sales throughout the first quarter and to a diminishing degree in the second quarter," said Toms. "We'll have a lot of help in getting our arms around these sourcing challenges from our new Vice President of Asian Operations, Bill Reece, an industry veteran who recently joined Hooker. Bill is highly respected and has over 20 years of experience in Asia. We believe his expertise will help us improve our vendor performance and vendor alignment, matching our product line with those sources that best fit our customers' expectations for quality, on-time delivery, and value."

"While most macroeconomic indicators are continuing the long thaw that began a year or so ago, certain concerns still exist, such as the slow rebound of the housing market, global economic instability and, most recently, rising fuel costs. We expect consumer confidence and furniture retail demand to improve as we progress through the year. On the sales side, we're going up against a nearly 14% sales increase in the comparable quarter a year ago that was driven by our heavy discounting at the time. Yet due to our operational improvements, reduced discounting activity and more favorable freight rates, we're hopeful we can deliver better profitability, even on reduced sales, in the first quarter this year," Toms said.

Dividends

At its April 10, 2012 meeting, the Company's board of directors declared a quarterly cash dividend of $0.10 per share, payable on May 25, 2012 to shareholders of record at May 11, 2012.

Conference Call Details

Hooker Furniture will present its fiscal 2012 annual and fourth quarter results via teleconference and live internet web cast on Wednesday morning, April 11th, 2012 at 9:00 AM Eastern Time. The dial-in number for domestic callers is 877-831-3842, and 678-894-3065 is the number for international callers. The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Ranked among the nation's top 10 largest publicly traded furniture sources based on 2010 shipments to U.S. retailers, Hooker Furniture Corporation is an 88-year old residential wood, metal and upholstered furniture resource. Major wood furniture product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand, and sold at moderate price points under the Envision Lifestyle Collections by Hooker Furniture brand. Youth bedroom furniture is sold under the Opus Designs by Hooker Furniture brand. Hooker's residential upholstered seating companies include Hickory, N.C.-based Bradington-Young LLC, a specialist in upscale motion and stationary leather furniture, and Bedford, Va.-based Sam Moore Furniture LLC, a specialist in upscale fabric occasional chairs with an emphasis on cover-to-frame customization. Please visit our websites at www.hookerfurniture.com, www.envisionfurniture.com, www.bradington-young.com, www.sammoore.com and www.opusdesigns.com.

The Hooker Furniture Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4305

Certain statements made in this report, other than those are based on historical facts, are forward-looking statements. These statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as "believes," "expects," "projects," "intends," "plans," "may," "will," "should," "would," "could" or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited to: (1) general economic or business conditions, both domestically and internationally, and instability in the financial and credit markets, including their potential impact on our (i) sales and operating costs and access to financing, (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (2) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials as well as transportation, warehousing and domestic labor costs and environmental compliance and remediation costs; (3) our ability to successfully implement our business plan to increase sales and improve financial performance, including possible adverse effects on our results due to material restructuring or asset impairment charges if we are unsuccessful; (4) volatility in the increased costs of imported goods, including fluctuations increases in the prices of purchased finished goods and transportation and warehousing costs; (5) higher than expected costs associated with product quality and safety, including costs related to defective or non-compliant products as well as regulatory compliance costs related to the sale of consumer products; (6) the direct and indirect costs associated with the implementation of our Enterprise Resource Planning system, including costs resulting from unanticipated disruptions to our business; (7) price competition in the furniture industry; (8) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (9) the cyclical nature of the furniture industry, which is particularly sensitive to changes in the housing markets, consumer confidence, the amount of consumers' income available for discretionary purchases, and the availability and terms of consumer credit; (10) supply, transportation and distribution disruptions, particularly those affecting imported products, including the availability of shipping containers and cargo ships; (11) achieving and managing growth and change, and the risks associated with international operations, acquisitions, restructurings, and strategic alliances; (12) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products; (13) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (14) capital requirements and costs; (15) competition from non-traditional outlets, such as catalogs and internet retailers and home improvement centers; changes in consumer preferences, including increased demand for lower-quality, lower-priced furniture due to declines in consumer confidence and/or discretionary income available for furniture purchases and the availability of consumer credit. Any forward looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise.

Table I
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Thirteen Weeks Ended				Fifty-two Weeks Ended
	January 29,		January 30,		January 29,		January 30,
	2012		2011		2012		2011
Net sales	$ 54,358		$ 54,964		$ 222,505		$ 215,429

Cost of sales	41,428		44,082		173,642		168,047
Casualty loss							2,208
Insurance recovery							(1,708)
Total cost of sales	41,428		44,082		173,642		168,547

Gross profit	12,930		10,882		48,863		46,882

Selling and administrative expenses	10,389		9,962		40,375		41,022

Restructuring charge and asset impairment	1,815	(a)	1,799	(b)	1,815	(a)	1,799	(b)

Operating income (loss)	726		$ (879)		6,673		4,061

Other income , net	74		25		272		108

Income (loss) before income taxes	800		$ (854)		6,945		4,169

Income tax expense (benefits)	172		(672)		1,888		929

Net income (loss)	$ 628		$ (182)		$ 5,057		$ 3,240

Earnings per share:
Basic	$ 0.06		$ (0.02)		$ 0.47		$ 0.30
Diluted	$ 0.06		$ (0.02)		$ 0.47		$ 0.30

Weighted average shares outstanding:
Basic	10,765		10,758		10,762		10,757
Diluted	10,786		10,773		10,790		10,770

(a) During the fiscal 2012 fourth quarter, the Company recorded asset impairment charges of $1.8 million pretax ($1.1 million after tax or $0.10 per share) on its Bradington-Young trade name.

(b) During the fiscal 2011 fourth quarter, the Company recorded a charge of $1.4 million pretax ($874,000, after tax or $0.08 per share) related to the consolidation and transfer of Bradington-Young's Cherryville, NC manufacturing facility and offices to Hickory, NC; and it recorded asset impairment charges of $396,000 ($247,000 after tax or $0.02 per share) on its Opus Designs by Hooker Furniture trade name.

Table II
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, including share data)
	January 29,	January 30,
	2012	2011
Assets
Current assets
Cash and cash equivalents	$ 40,355	$ 16,623
Accounts receivable, less allowance for doubtful accounts of $1,632 and $2,082 on each date	25,807	27,670
Inventories	34,136	57,438
Prepaid expenses and other current assets	4,194	4,965
Total current assets	104,492	106,696
Property, plant and equipment, net	21,669	20,663
Intangible assets	1,257	3,072
Cash surrender value of life insurance policies	16,217	15,026
Other assets	5,536	4,954
Total assets	$ 149,171	$ 150,411

Liabilities and Shareholders' Equity
Current liabilities
Trade accounts payable	$ 9,233	$ 11,785
Accrued salaries, wages and benefits	3,855	3,426
Other accrued expenses	792	1,111
Accrued dividends	1,078	1,077
Total current liabilities	14,958	17,399
Deferred compensation	7,100	6,242
Total liabilities	22,058	23,641

Shareholders' equity
Common stock, no par value, 20,000 shares authorized, 10,793 and 10,782 shares issued and outstanding on each date	17,262	17,161
Retained earnings	109,742	109,000
Accumulated other comprehensive income	109	609
Total shareholders' equity	127,113	126,770
Total liabilities and shareholders' equity	$ 149,171	$ 150,411

Table III
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
	Fifty-two Weeks Ended
	January 29,	January 30,
	2012	2011
Cash flows from operating activities
Cash received from customers	$ 224,577	$ 213,850
Cash paid to suppliers and employees	(190,355)	(226,986)
Insurance proceeds received on casualty loss	--	1,708
Income taxes paid, net	(1,997)	(3,938)
Interest received (paid), net	51	(93)
Net cash provided by / (used in) operating activities	32,276	(15,459)

Cash flows from investing activities
Purchases of property, plant and equipment	(3,805)	(2,010)
Proceeds received on notes issued for the sale of property	35	31
Proceeds from the sale of property and equipment	125	--
Premiums paid on life insurance policies	(1,144)	(1,346)
Proceeds received on life insurance policies	560	1,724
Net cash used in investing activities	(4,229)	(1,601)

Cash flows from financing activities
Cash dividends paid	(4,315)	(4,312)
Net cash used in financing activities	(4,315)	(4,312)

Net increase (decrease) in cash and cash equivalents	23,732	(21,372)
Cash and cash equivalents at beginning of year	16,623	37,995
Cash and cash equivalents at end of year	$ 40,355	$ 16,623

Reconciliation of net income to net cash provided by / (used in)
operating activities:
Net income	$ 5,057	$ 3,240
Depreciation and amortization	2,566	2,848
Non-cash restricted stock awards	(38)	225
Asset impairment charge	1,815	396
Restructuring charges	--	1,403
Loss on disposal of property	108	118
Provision for doubtful accounts	361	674
Deferred income tax	(36)	(1,872)
Gain on life insurance policies	(565)	(577)
Changes in assets and liabilities, net of effect from acquisition:
Accounts receivable	1,502	(2,451)
Inventories	23,302	(21,262)
Prepaid expenses and other assets	451	(185)
Trade accounts payable	(2,552)	1,360
Accrued salaries, wages and benefits	429	967
Accrued income taxes	(73)	(1,136)
Other accrued (income) expenses	(246)	293
Deferred compensation	195	500
Net cash provided by / (used in) operating activities	$ 32,276	$ (15,459)
CONTACT: Paul B. Toms Jr.
         Chairman and Chief Executive Officer
         Phone: (276) 632-2133, or

         Paul A. Huckfeldt,
         Vice President, Finance & Accounting & Chief Financial Officer
         Phone: (276) 632-3949, or

         Kim D. Shaver
         Vice President, Marketing Communications
         Phone: (336) 880-1230